Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of GPAQ Acquisition Holdings, Inc. on Post-Effective Amendment No. 2 to Form S-4 [File No. 333-234655] of our report dated March 10, 2020 with respect to our audits of the consolidated financial statements of Gordon Point Acquisition Corp. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum llp

New York, NY

March 18, 2020